Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports second quarter earnings of $0.21 per share

•	Diluted earnings per share for the second quarter of 2014 was 21 cents, a 4.5 percent decrease from the first quarter of 2014 and unchanged from the second quarter of 2013.

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Net interest income for the second quarter of 2014 decreased $1.7 million, or 1.3 percent, compared to the first quarter of 2014. The net interest margin for the second quarter of 2014 decreased six basis points compared to the first quarter of 2014, to 3.41 percent.

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The provision for credit losses was $3.5 million for the second quarter of 2014, a $1.0 million increase from the first quarter of 2014 and a $10.0 million, or 74.1 percent, decrease from the second quarter of 2013. Non-performing loans decreased $5.6 million, or 3.6 percent, in comparison to March 31, 2014 and decreased $39.9 million, or 21.1 percent, in comparison to June 30, 2013.

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Non-interest income, excluding investment securities gains, increased $5.3 million, or 13.6 percent, in comparison to the first quarter of 2014, while non-interest expense increased $6.6 million, or 6.0 percent.

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In May 2014, the Corporation announced that its Board of Directors approved the repurchase of up to four million shares of the Corporation’s common stock, or approximately 2.1% of outstanding shares, through December 31, 2014. No shares were repurchased during the second quarter of 2014.

(July 22, 2014) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $39.6 million, or 21 cents per diluted share, for the second quarter of 2014, compared to $41.8 million, or 22 cents per diluted share, for the first quarter of 2014.
“Loans increased in the second quarter and overall asset quality continued to improve,” said E. Philip Wenger, Chairman, CEO and President. “We also saw a significant increase in non-interest income. Noninterest-bearing deposits showed continued good growth, but lower yields on earning assets combined with higher overall funding costs put modest pressure on our net interest margin. Non-interest expenses reflected the continued build-out of our risk management and regula tory compliance infrastructures. During the quarter, we were pleased to announce another four million share stock repurchase program through the end of the year.”

Net Interest Income and Margin
Net interest income for the second quarter of 2014 decreased $1.7 million, or 1.3 percent, from the first quarter of 2014. The net interest margin decreased six basis points, or 1.7 percent, to 3.41 percent, in the second quarter of 2014 from 3.47 percent in the first quarter of 2014. Average yields on interest-earning assets decreased five basis points, while the average cost of interest-bearing liabilities increased two basis points.

Average Balance Sheet
Total average assets for the second quarter of 2014 were $16.8 billion, a decrease of $28.7 million, or 0.2 percent, from the first quarter of 2014. Average loans, net of unearned income, increased $33.4 million, or 0.3 percent, in comparison to the first quarter of 2014.

	Three Months Ended				Increase (decrease)
	June 30, 2014		March 31, 2014		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,138,537	4.36%	$5,085,128	4.44%	$53,409	1.1%
Commercial - industrial, financial, and agricultural	3,617,977	3.95%	3,637,075	4.03%	(19,098)	(0.5)%
Real estate - home equity	1,735,767	4.18%	1,755,346	4.18%	(19,579)	(1.1)%
Real estate - residential mortgage	1,339,034	3.97%	1,336,323	3.99%	2,711	0.2%
Real estate - construction	588,176	4.17%	576,346	4.08%	11,830	2.1%
Consumer	276,444	4.56%	274,910	4.82%	1,534	0.6%
Leasing and other	99,812	8.83%	97,229	9.79%	2,583	2.7%
Total Average Loans, net of unearned income	$12,795,747	4.21%	$12,762,357	4.28%	$33,390	0.3%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities decreased $47.7 million, or 0.3 percent, from the first quarter of 2014, due mainly to a $161.3 million, or 13.3%, decrease in short-term borrowings, partially offset by a $132.1 million, or 1.1 percent, increase in average deposits.

	Three Months Ended				Increase (decrease)
	June 30, 2014		March 31, 2014		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$3,322,195	—%	$3,243,424	—%	$78,771	2.4%
Interest-bearing demand	2,914,887	0.12%	2,945,211	0.13%	(30,324)	(1.0)%
Savings deposits	3,355,929	0.12%	3,351,871	0.13%	4,058	0.1%
Total average demand and savings	9,593,011	0.08%	9,540,506	0.08%	52,505	0.6%
Time deposits	3,012,061	0.90%	2,932,456	0.82%	79,605	2.7%
Total Average Deposits	$12,605,072	0.28%	$12,472,962	0.26%	$132,110	1.1%

Asset Quality
Non-performing assets were $162.8 million, or 0.96 percent of total assets, at June 30, 2014, compared to $170.2 million, or 1.01 percent of total assets, at March 31, 2014 and $210.2 million, or 1.23 percent of total assets, at June 30, 2013. The $7.4 million, or 4.4 percent, decrease in non-performing assets in comparison to the first quarter of 2014 was primarily due to decreases in non-performing commercial mortgages, residential mortgages, consumer and home equity loans and other real estate owned.
Annualized net charge-offs for the quarter ended June 30, 2014 were 0.28 percent of average total loans, compared to 0.26 percent for the quarter ended March 31, 2014 and 0.56 percent for the quarter ended June 30, 2013. The allowance for credit losses as a percentage of non-performing loans was 129.6 percent at June 30, 2014, as compared to 128.5 percent at March 31, 2014 and 115.0 percent at June 30, 2013.

Non-interest Income
Non-interest income, excluding investment securities gains, increased $5.3 million, or 13.6 percent, in comparison to the first quarter of 2014. Mortgage banking income increased $2.1 million as volumes increased and amortization of mortgage servicing rights declined in the second quarter. Other service charges and fees increased $1.6 million, or 17.9%, including a $1.1 million increase in merchant fee income. Service charges on deposit accounts increased $841,000, or 7.2 percent, including a $245,000 increase in overdraft fees.

Non-interest Expense
Non-interest expense increased $6.6 million, or 6.0 percent, in the second quarter of 2014 compared to the first quarter of 2014. Salaries and employee benefits increased $4.1 million, or 6.8 percent, in comparison to the first quarter of 2014, due primarily to increases in incentive compensation accruals, self-insured healthcare costs and stock compensation expense, partially offset by a seasonal decrease in payroll taxes. Also contributing to the increase in non-interest expense was a $3.4 million increase in other outside services, associated, in part, with the recent acceleration of risk management and compliance efforts, including those in connection with the enhancement of the Corporation’s program for compliance with the Bank Secrecy Act, the USA Patriot Act of 2001 and related anti-money laundering regulations, which is the subject of recent enforcement orders received by three of the Corporation’s banking subsidiaries. These enforcement orders were discussed in greater detail in the Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2014. Net occupancy expense decreased $2.1 million due to snow removal costs incurred in the first quarter of 2014, and the impact of branch consolidations.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, and the

Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.